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                                                                   EXHIBIT 99(a)

                          FIRST UNIVERSITY CORPORATION

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of First University Corporation, a Texas corporation ("First University"), will be held at the offices of West University Bank, National Association, a national banking association and wholly-owned subsidiary of First University, located at 3633 Rice Boulevard, Houston, Texas, on ________, January ____, 1998, at _____ p.m., Central time, for the following purposes:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of September 25, 1997 ("Merger Agreement"), as amended, providing for the merger ("Merger") of First University with and into Compass Texas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of First University encourages each shareholder to review carefully; and

     (2) To consider and transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors of First University has fixed ___________, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof. Only the holders of shares of First University's common stock of record at the close of business on _____________, 1997 are entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                         By Order of the Board of Directors
                         of First University Corporation



                         Chairman of the Board


Houston, Texas
____________, 1997